Exhibit 99.1

GERBER SCIENTIFIC REPORTS FOURTH QUARTER AND FISCAL 2006 RESULTS

SOUTH WINDSOR, CT -- Gerber Scientific, Inc. (NYSE: GRB) today reported net earnings for the quarter ended April 30, 2006 of $3.9 million, or $0.17 per diluted share, on revenue of $143.1 million. These results were unfavorably impacted by a non-cash, after tax charge of $0.3 million, or $0.02 per diluted share, related to the adoption of FASB Interpretation No. 47, "Accounting for Contingent Asset Retirement Obligations" (FIN 47).

For the fiscal year ended April 30, 2006, the Company reported net earnings of $2.6 million, or $0.12 per diluted share, on revenue of $530.4 million. Net earnings for fiscal 2006 were unfavorably impacted by $0.3 million, or $0.01 per diluted share, related to the cumulative effect of adopting FIN 47.

Foreign currency translation had the effect of decreasing revenue by approximately $4.5 million and $6.7 million for the fiscal 2006 fourth quarter and full year, respectively, over the fiscal 2005 comparable periods.

Gerber Scientific President and Chief Executive Officer, Marc T. Giles, commented, "During fiscal 2006 we executed against our strategy and produced solid results. Revenue increased over the prior year, even after the negative impact of foreign currency translation. Our new products were well received by our customers in each of the markets that we serve and the value of our supply chain management contributed to the Company's improved operating profit across all three operating segments for fiscal 2006. Gerber's fourth quarter and full year results reported the Company's highest revenue in the last five years, with fourth quarter revenue of $143.1 million increasing by over 7 percent from the fourth quarter of fiscal 2005. Additionally, the Company generated its highest quarterly operating profit since the second quarter of fiscal 2001. We expect the Company's performance to be strong in fiscal 2007, driven by our new product line-up."

Giles added, "Additionally, net cash provided by operating activities, less capital expenditures, of $12.8 million was extremely strong for the fourth quarter of fiscal 2006. As a result of this cash performance for the quarter, we were able to further reduce our net debt balance (debt less cash and cash equivalents) to $23.0 million, a $16.6 million reduction from the April 30, 2005 level."

During the fourth quarter of fiscal 2006, the Company determined that the accounting for its non-qualified supplemental pension plan (the "Non-Qualified Plan"), initiated in fiscal 1994, was not correct. If the correct method of accounting had been applied to the Non-Qualified Plan since its inception in fiscal 1994, the Company believes that this would have resulted in lower net earnings in certain fiscal years and higher net earnings in other fiscal years from fiscal 1994 through fiscal 2005. Additionally, the Company believes that certain previously reported balance sheet amounts, particularly other assets, other long-term liabilities, deferred income taxes, accumulated other comprehensive loss and retained earnings, would also be impacted as a result of applying the correct accounting treatment to prior fiscal periods.

The 2006 financial results for the fourth quarter and fiscal year included in this earnings release reflect the correct accounting treatment for the Non-Qualified Plan.

The Company believes that the cumulative impact of applying the correct accounting treatment may have resulted in an understatement of previously reported expenses during fiscal 1994 through fiscal 2005, net of income taxes, of approximately $0.8 million to $1.5 million. The Company has not fully completed its review to quantify the impact of this matter on all prior periods; however, based on procedures performed to-date, in applying the correct accounting treatment to each individual fiscal year from fiscal 1994 through fiscal 2005, the fiscal 2004 results are expected to be the most significantly impacted, resulting in increased expenses of approximately $1.0 million, net of income taxes, for that fiscal year. Additionally, the impact of applying the correct accounting treatment on the previously reported financial results for fiscal 2005 is expected to result in an increase in expenses of approximately $0.1 million to $0.2 million, net of income taxes, for that year. The Company has initiated discussions with its former auditor to determine the appropriate resolution of this issue with respect to previously issued financial statements and disclosures for these prior fiscal periods.

The corrected accounting treatment for the Non-Qualified Plan will not have any impact on the Company's reported revenues during these fiscal years.

For additional information, including segment and orders information, please see our annual report on Form 10-K for the fiscal year ended April 30, 2006, to be filed with the Securities and Exchange Commission.

About Gerber Scientific, Inc.
Gerber Scientific, Inc. (http://www.gerberscientific.com) is a leading international supplier of sophisticated automated manufacturing systems for sign making and specialty graphics, apparel and flexible materials, and ophthalmic lens processing. Headquartered in South Windsor, Connecticut, the Company operates through four businesses: Gerber Scientific Products and Spandex Ltd., Gerber Technology, and Gerber Coburn.

Forward-looking Statements:
Statements contained in this news release regarding the Company's expected financial condition, revenue, cash flows, operating results, product launches and accounting adjustments are forward-looking statements that involve risks and uncertainties. Actual future results or events may differ materially from these forward-looking statements. Readers are referred to the documents filed by the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 2005 and subsequently filed quarterly and current reports, for a discussion of important risks that could cause actual results to differ from those contained or implied in the forward-looking statements. These risks include, but are not limited to, delays in the Company's new product development and commercialization, intense competition in markets for each of the Company's operating segments that could affect the Company's pricing decisions and the timing of product introductions, the potential impact on European results from the Waste Electrical and Electronic Equipment Directive or the Restriction of Hazardous Substances Directive, rapid technological advances that could cause the Company's inventory to exceed its needs or become obsolete, the Company's reliance on manufacturers or suppliers to supply inventory to the Company's specifications in a timely and cost effective manner, non-recurring orders from significant customers, delays caused by facility relocations, the elimination of apparel trade quotas, fluctuations in currency exchange rates and international economic conditions that could cause the Company's financial results to be volatile, product liability claims, regulatory changes that could increase costs, the Company's indebtedness, compliance with financial covenants associated with the Company's primary credit agreements, any failure to enhance and diversify the Sign Making and Specialty Graphics segment product lines, a potential loss of market focus as the Company seeks to improve operating efficiencies, and the Company's increased focus on larger wholesale optical laboratories. The Company expressly disclaims any obligation to update any of these forward-looking statements.

GERBER SCIENTIFIC, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
	Quarter Ended April 30, 2006	Year Ended April 30, 2006
In thousands (except per share amounts)
Revenue:
Product sales	$ 127,238	$ 468,355
Service sales	15,843	62,063
	143,081	530,418
Costs and Expenses:
Cost of products sold	89,617	331,920
Cost of services sold	9,913	37,982
Selling, general and administrative	30,743	118,053
Research and development	6,089	24,878
Restructuring charges	---	(231)
	136,362	512,602
Operating income	6,719	17,816

Other expense, net	(232)	(1,669)
Loss on early extinguishment of debt	---	(2,483)
Interest expense	(663)	(4,481)

Earnings before income taxes and cumulative effect of accounting change	5,824	9,183
Provision for income taxes	1,541	6,199

Earnings before cumulative effect of accounting change	4,283	2,984
Cumulative effect of accounting change, net of taxes	(340)	(340)

Net Earnings	$ 3,943	$ 2,644
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Earnings per share of common stock:
Basic:
Earnings before cumulative effect of accounting change	$ 0.19	$ 0.13
Cumulative effect of accounting change	(0.02)	(0.01)
Net Earnings	$ 0.17	$ 0.12
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Diluted:
Earnings before cumulative effect of accounting change	$ 0.19	$ 0.13
Cumulative effect of accounting change	(0.02)	(0.01)
Net Earnings	$ 0.17	$ 0.12
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Weighted average shares outstanding:
Basic	22,555	22,418
Diluted	22,971	22,706

GERBER SCIENTIFIC, INC. AND SUBSIDIARIES SELECTED BALANCE SHEET DATA (Unaudited)
In thousands	April 30, 2006	April 30, 2005

Cash and cash equivalents	$ 14,145	$ 6,148
Accounts receivable, net	92,422	89,800
Inventories	53,794	52,363
Property, plant and equipment, net	38,366	39,923
Current maturities of long-term debt	284	29,482
Accounts payable	53,886	47,023
Long-term debt	36,836	16,260